UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Infoblox Inc
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

45672H104
(CUSIP Number)

September 19, 2016
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45672H104
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dorsal Capital Partners Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,280,000
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,280,000
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.29%
12	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 45672H104
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dorsal Capital Partners GenPar, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,280,000
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,280,000
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.29%
12	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 45672H104
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dorsal Capital GenPar MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,280,000
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,280,000
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.29%
12	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 45672H104
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Dorsal Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,280,000
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,280,000
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.29%
12	TYPE OF REPORTING PERSON (see instructions) IA

CUSIP No. 45672H104
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) DCM Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,280,000
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,280,000
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.29%
12	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 45672H104
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ryan Frick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a)☐ (b)☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,280,000
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 1,280,000
	8	SHARED DISPOSITIVE POWER
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.29%
12	TYPE OF REPORTING PERSON (see instructions) IN

Item 1(a).	Name of Issuer:

Infoblox, Inc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

3111 Coronado Drive Santa Clara, California 95054

Item 2(a).	Name of Person Filing:

This Statement on Schedule 13G is being filed on behalf of the following persons (each, a "Reporting Person" and collectively, the "Reporting Persons"):

(i)     Dorsal Capital Partners Master Fund, L.P. ("Master Fund");

(ii)    Dorsal Capital Partners GenPar, LLC ("GenPar"), the general partner of Master Fund;

(iii)   Dorsal Capital Management, LLC ("Dorsal Capital"), the investment advisor of Master Fund;

(iv)   Ryan Frick, the managing member of each of the GenPar MGP and DCM Capital.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal residence or business address of each of the Reporting Persons is 203 Redwood Shores Parkway, Redwood City, California 94065

Item 2(c).	Citizenship:

Please see row 4 on cover page of each Reporting Person

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e).	CUSIP Number: 45672H104

Item 3.	If this Statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act;
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount Beneficially Owned:		See row 9 of cover page of each Reporting Person
	(b)	Percent of Class:		2.29%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote:	See row 5 of cover page of each Reporting Person
		(ii)	shared power to vote or to direct the vote:	See row 6 of cover page of each Reporting Person
		(iii)	sole power to dispose or to direct the disposition of:	See row 7 of cover page of each Reporting Person
		(iv)	shared power to dispose or to direct the disposition of:	See row 8 of cover page of each Reporting Person

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect for the time being.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: September 20, 2016

DORSAL CAPITAL PARTNERS MASTER FUND, L.P

By: Dorsal Capital Partners GenPar, LLC, its General Partner

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Authorized signatory

DORSAL CAPITAL PARTNERS GENPAR, LLC

By: Dorsal Capital GenPar MGP, LLC, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Auhorized signatory

DORSAL CAPITAL GENPAR MGP, LLC

By: Ryan Frick, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Managing Member

DORSAL CAPITAL MANAGEMENT, LLC

By: DCM Capital, LLC, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Authorized Signatory

DCM CAPITAL, LLC

By: Ryan Frick, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Managing member

RYAN FRICK

By: /s/ Ryan Frick

EXHIBIT 1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G.  This Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, each of the undersigned, being duly authorized, have hereby executed this Agreement.

Date: September 20, 2016

DORSAL CAPITAL PARTNERS MASTER FUND, L.P

By: Dorsal Capital Partners GenPar, LLC, its General Partner

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Authorized signatory

DORSAL CAPITAL PARTNERS GENPAR, LLC

By: Dorsal Capital GenPar MGP, LLC, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Auhorized signatory

DORSAL CAPITAL GENPAR MGP, LLC

By: Ryan Frick, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Managing Member

DORSAL CAPITAL MANAGEMENT, LLC

By: DCM Capital, LLC, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Authorized Signatory

DCM CAPITAL, LLC

By: Ryan Frick, its Managing Member

By: /s/ Ryan Frick

Name: Ryan Frick

Title: Managing member

RYAN FRICK

By: /s/ Ryan Frick